Form Lease for Non-Incubator
Tenants on North Property

LEASE AGREEMENT
BY AND BETWEEN

THE UNIVERSITY OF MISSISSIPPI RESEARCH FOUNDATION, INC.,
A MISSISSIPPI NON-PROFIT CORPORATION,
AS LANDLORD
AND
NEMUS,
AS TENANT

Dated:  September 1, 2014

BASIC LEASE PROVISIONS

The following is a summary of some of the Basic Provisions of the Lease.  In the event of any conflict between the terms of these Basic Lease Provisions and the relevant Sections of the Lease, the Lease shall control.

1.	Building	The Innovation Hub Insight Park 850 Insight Park Avenue University, Mississippi 38677

2.	Premises

	Suite:	Scale-up Lab

	Floor:	2

	Rentable Square Feet:	3415

3.	Term:	36 months

4.	Base Rent

	Lease Year	Rate Per Rentable Square Foot of Premises per Annum

	1	$31.62

	2	$32.55

	3	$33.52

	4	_______________

	5	_______________

6.	Security Deposit:	$9,000

7.	Tenant's Broker:	N/A

LEASE AGREEMENT
THIS LEASE AGREEMENT (hereinafter called the "Lease") is made and entered into this 1st day of September, 2014, by and between UNIVERSITY OF MISSISSIPPI RESEARCH FOUNDATION, INC., a Mississippi non-profit corporation (hereinafter called "Landlord"); and Nemus (hereinafter called "Tenant").
RECITALS:
WHEREAS, The University of Mississippi, a body corporate under the laws of the State of Mississippi (the "Owner"), is the fee simple owner of certain real property located in Lafayette County, Mississippi as further described on Exhibit "A" attached hereto and made a part hereof (the "Property").
WHEREAS, pursuant to that certain Lease Agreement dated as of April 15, 2011 and such Memorandum of Lease recorded at Book 2011, Page 07001, in the office of the Chancery Clerk of Lafayette County Mississippi (the "Recorder's Office"), Owner has leased to Landlord a certain [4.98]-acre parcel of the Property as further described on Exhibit "B" attached hereto and made a part hereof (the "North Property") and the Landlord has constructed one or more buildings and an office park, together with any and all improvements now or hereafter located thereon and together with any additional land and/or buildings which Landlord hereinafter acquires and makes a part thereof to be known as "Insight Park" (the "Project").  The Project is subject to that certain Development Agreement  by and between the Landlord and the Owner dated as of September 14, 2011 and that certain Declaration of Covenants, Conditions, Restrictions, Reservations, and Easements recorded at Book 2011, Page 07001, in the Recorder's Office (the "Declaration"), which Declaration provides the rules, regulations, covenants, conditions, restrictions, reservations and easements governing the operation of the Project, this Lease, Landlord's lease of the Property to Tenant and Tenant's lease of the Property from Landlord.
WHEREAS, the Landlord desires to lease to Tenant and Tenant desires to lease from Landlord certain space in the Project pursuant to the terms and conditions provided herein.
NOW THEREFORE, the parties hereby agree as follows:
1.	Definitions:
As used in this Agreement, the following terms have the following meanings:
a.            "Base Rent" shall mean as defined in Section 4.
b.            "Building" shall mean as defined in Section 2.
c.            "Bridge" means that certain proposed bridge for access between (a) the South Property and (b) the North Property and the main campus of the University and to be constructed over and across Mississippi Highway 6.
d.            "City" means the City of Oxford, Mississippi.
e.            "Commencement Date" shall mean as defined in Section 3.
f.            "Common Area"  "Common Area" shall include, but not be limited to, the following:
i.            any portion of the Property (including, without limitation, the improvements thereon) from time to time leased by the Owner to the Landlord and designated as common area by the Landlord, for the common use and enjoyment of any lessees, and their respective sublessees, subtenants, successors, assigns, guests and invitees;
ii.            any other portion of the Property not used or intended for the use as a site or area for improvements to accommodate research, commercial or other business enterprises, owned, created, established, acquired, reserved and/or otherwise designated for the common use and enjoyment of the lessees and their respective sublessees, subtenants, successors, assigns, guests and invitees of the Landlord, including, without limitation, areas to accommodate detention basins and piping, sanitary lift stations, buffer areas and buffer improvements, landscape entry features and other or similar areas and improvements located therein;

iii.            all street lights, pedestrian lights and landscape lighting located along the primary access roads or elsewhere on the Property;
iv.            all signage common to the development of the Property and associated landscaping, gateway architectural features and utilities;
v.            all water irrigation systems installed to maintain any portion of the Common Area described in the preceding clauses of this subsection;
vi.            all pathways, sidewalks, trails, bridges, and concourses connecting the parcels or Common Areas, including, but not limited to the Bridge;
vii.            all drainage and detention facilities within the Property; and
viii.            all telecommunications, power or other utility lines owned by the Owner or Landlord.
g.            "Expiration Date" shall mean as defined in Section 3.
h.            "Governmental Requirements" means all laws, ordinances, orders, rules or regulations of all Governmental Authorities, including, without limitation, laws, ordinances, orders, rules and regulations relating to public disclosures, zoning, certificates of need, licenses, permits, subdivision, building, safety, health, fire protection or environmental matters.
i.            "Innovation Center" shall mean the incubator portion of the building which is dedicated to start-up companies requiring more administrative and training services than non-incubator tenants.
j.            "Operating Expenses" shall mean as defined in Section 9.
k.            "Person" means any individual, corporation, partnership, joint venture, association, trust, limited liability company, unincorporated organization or any other form of entity.
l.            "Premises" shall mean as defined in Section 2.
m.            "Project" shall have the definition as set forth in the recitals of this Agreement.
n.            "Property" shall have the definition as set forth in the recitals of this Agreement.
o.            "Rent Commencement Date" shall mean, for Premises that require Work pursuant to Section 9 herein, the earlier of (i) the date all of the Work is completed pursuant to Section 9 herein or (ii) the date the Tenant is open and operating in the Premises.  For Premises that do not require Work, "Rent Commencement Date" shall mean the "Commencement Date."
p.            "State" means the State of Mississippi.
q.            "Term" shall mean as defined in Section 3.

2.	Premises:
Landlord does hereby rent and lease to Tenant and Tenant does hereby rent and lease from Landlord the following described space (hereinafter called the "Premises"):
3415 rentable square feet of space located on the 2nd floor of a two-story building (the "Building") located on the North Property, said Premises to be located as shown by diagonal lines on the drawing attached hereto as Exhibit B-1 and made a part hereof by reference.  The Premises shall be prepared for Tenant's occupancy in the manner and subject to the provisions of Exhibit C attached hereto and made a part of hereof.  Useable Area shall be determined by application of the most recent version of American National Standard's Institute (ANSI) standard Z65.1.  The factor used to increase Useable Square Feet to Rentable Square Feet represents the Common Area of the Building and the use of other Park assets exclusive of rentable assets such as conference rooms, audio-visual equipment, and display units.  Because of these extra amenities, the factor used is not necessarily the same one that would be derived by use of ANSI standard Z65.1 and therefore Rentable Square Feet is not equal to the ANSI definition of Rentable Square Feet.
3.	Lease Term:
Tenant shall have and hold the Premises for a term ("Term") commencing on the date (the "Commencement Date"), which is October 1, 2014, and shall terminate at midnight on the last day (the "Expiration Date") of the December 31, 2017. Promptly following the Rent Commencement Date, Landlord and Tenant shall enter into a letter agreement in the form attached hereto as Exhibit D, specifying the Commencement Date, the Rent Commencement Date, the Expiration Date, the exact number of rentable square feet contained within the Premises and the exact amount of Base Rent payable hereunder for the first Lease Year (as defined in Section 0 below).
4.	Base Rent:
Tenant shall pay to Landlord, at Insight Park, $9,000/mo., University, MS 38677, Attention:  Insight Park Director or IC Manager or Director, or at such other place as Landlord shall designate in writing to Tenant, annual base rent ("Base Rent") in the amounts set forth in the Basic Lease Provisions.  The term "Lease Year," as used in the Basic Lease Provisions and throughout this Lease, shall mean each and every consecutive twelve (12) month period during the Term of this Lease, with the first such twelve (12) month period commencing on the Rent Commencement Date; provided, however, if the Rent Commencement Date occurs other than on the first day of a calendar month the first Lease Year shall be that partial month plus the first full twelve (12) months thereafter.
5.	Rent Payment:
The Base Rent for each Lease Year shall be payable in equal monthly installments, due on the first day of each calendar month, in advance, in legal tender of the United States of America, without abatement, demand, deduction or offset whatsoever, except as may be expressly provided in this Lease.  One full monthly installment of Base Rent shall be due and payable on the date of execution of this Lease by Tenant for the first month's Base Rent.  If the Rent Commencement Date should be a date other than the first day of a calendar month, the monthly Base Rent installment paid on the date of execution of this Lease by Tenant shall be prorated to that partial calendar month and Tenant shall receive a credit against the following month's rent for such prorated amount due Tenant.  A like monthly installment of Base Rent shall be due and payable on or before the first day of each calendar month following the Rent Commencement Date during the Term hereof.  Tenant shall pay, as additional rent, all other sums due from Tenant under this Lease ("Additional Rent") (the term "Rent," as used herein, means all Base Rent, Additional Rent and all other amounts payable hereunder from Tenant to Landlord).

6.	Late Payment.
Notwithstanding the other remedies provided herein for the late payment of rent, if any monthly installment of Rent is not received by Landlord on or before the date due, or if any payment due Landlord by Tenant which does not have a scheduled due date:
a.            is not received by Landlord on or before the fifth (5th) business day following the date Tenant was invoiced, or if any checks for Rent are returned unpaid for any reason, a late charge of four percent (4%) percent of such past due amount shall be immediately due and payable as Additional Rent;
b.            and is not received by Landlord on or before the fifteenth (15th) business day following the date Tenant was invoiced, or if any checks for Rent are returned unpaid for any reason, a late charge of ten percent (10%) percent of such past due amount shall be immediately due and payable as Additional Rent and interest shall accrue at the highest rate allowed by applicable law from the date past due until paid.
7.	Partial Payment.
No payment by Tenant or acceptance by Landlord of an amount less than the Rent herein stipulated shall be deemed a waiver of any other Rent due.  No partial payment or endorsement on any check or any letter accompanying such payment of Rent shall be deemed an accord and satisfaction, but Landlord may accept such payment without prejudice to Landlord's right to collect the balance of any Rent due under the terms of this Lease or any late charge assessed against Tenant hereunder.
8.	Security Deposit:
Not later than two weeks prior to the Rent Commencement Date, Tenant shall pay Landlord the sum of Nine Thousand Dollars and No/100 Dollars ($9,000) (hereinafter referred to as "Security Deposit") as evidence of good faith on the part of Tenant in the fulfillment of the terms of this Lease, which shall be held by the Landlord during the Term of this Lease, or any renewal thereof.  Under no circumstances will Tenant be entitled to any interest on the Security Deposit.  The Security Deposit may be used by Landlord, at its discretion, to apply to any amount owing to Landlord hereunder, to pay the expenses of repairing any damage to the Premises or any other expense or liability caused by Tenant.  Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand, in immediately available funds, the amount so applied in order to restore the Security Deposit to its original amount.  In addition to any other rights available to Landlord hereunder, the Security Deposit shall be forfeited in any event if Tenant fails to occupy the Premises as Tenant for the full original term of this Lease, or if this Lease should for any reason whatsoever be terminated prior to the normal Expiration Date of the original term, or of any renewal thereof.  If there are no payments to be made from the Security Deposit as set out in this paragraph, or if there is any balance of the Security Deposit remaining after all payments have been made, the Security Deposit, or such balance thereof remaining, will be refunded to the Tenant within thirty (30) days after fulfillment by Tenant of all obligations hereunder.  In no event shall Tenant be entitled to apply the Security Deposit to any Rent due hereunder.  In the event of an act of bankruptcy by or insolvency of Tenant, or the appointment of a receiver for Tenant or a general assignment for the benefit of Tenant's creditors, then the Security Deposit shall be deemed immediately assigned to Landlord.  The right to retain the Security Deposit shall be in addition and not alternative to Landlord's other remedies under this Lease or as may be provided by law and shall not be affected by summary proceedings or other proceedings to recover possession of the Premises.  In the event Landlord should have good cause to doubt the full and faithful performance of every provision of this Lease by Tenant, Landlord shall have the right to demand that Tenant post an additional Security Deposit in the same amount as the original Security Deposit.  Upon sale or conveyance of the Building, Landlord may transfer or assign the Security Deposit to any new owner of the Premises, and upon such transfer all liability of Landlord for the Security Deposit shall terminate.  Landlord shall be entitled to commingle the Security Deposit with its other funds.
~~9.~~	Operating Expenses~~.~~
~~a.            Tenant agrees to reimburse Landlord throughout the Term, as Additional Rent hereunder for Tenant's Share (as defined below) of the annual Operating Expenses (as defined below) in excess of the Operating Expenses for calendar year _____ (hereinafter called the "~~Base Year Amount~~").  The term "~~Tenant's Share~~" shall mean the percentage determined by dividing the rentable square footage of the Premises by the rentable square footage of the~~ [Building] or [Project].  ~~If Tenant does not lease the Premises during the entire full calendar year in which the Term of this Lease commences or ends, Tenant's Share of excess Operating Expenses for the applicable calendar year shall be appropriately prorated for the partial year, based on the number of days Tenant has leased the Premises during that year.~~

~~b.            "Operating Expenses" shall be all those expenses of operating, servicing, managing, maintaining and repairing the Property, Building, Common Area, and all parking areas (as well as an allocation of certain Project expenses, as reasonably allocated by Landlord to the Building and the other buildings and improvements in the Project) in a manner deemed by Landlord reasonable and appropriate and in the best interest of the tenants of the Building and in a manner consistent with first-class office buildings in and around Oxford, Mississippi.  Operating Expenses shall include, without limitation, the following:~~
~~i.            All taxes and assessments, whether general or special, applicable to the Property and the Building, which shall include real and personal property ad valorem taxes, and any and all reasonable costs and expenses incurred by Landlord in seeking a reduction of any such taxes and assessments.  However, Tenant shall not be obligated for taxes on the net income from the operation of the Building, unless there is imposed in the future a tax on rental income on the Building in lieu of the real Property ad valorem taxes, in which event such tax shall be deemed an Operating Expense of the Building.~~
~~ii.            Insurance premiums and deductible amounts, including, without limitation, for commercial general liability, ISO Causes of Loss Special Form (or equivalent) property, rent loss and other coverages carried by Landlord on the Building and Property.~~
~~iii.            All utilities, including, without limitation, water, power, heating, lighting, ventilation, sanitary sewer and air conditioning of the Building, but not including those utility charges actually paid by Tenant or other tenants of the Building.  Tenant agrees that such services may be provided by and expenses paid to the Owner pursuant to Section 9.01 of the Declaration.~~
~~iv.            Janitorial and maintenance expenses, including: (a) janitorial services and janitorial supplies and other materials used in the operation and maintenance of the Building and (ii) the cost of maintenance and service agreements on equipment, window cleaning, grounds maintenance, pest control, security, trash and snow removal, and other similar services or agreements;~~
~~v.            Management fees (or a charge equal to fair market management fees if Landlord provides its own management services) and the market rental value of a management office;~~
~~vi.            The costs, including interest, amortized over its useful life, of any capital improvement made to the Building by or on behalf of Landlord after the date of this Lease which is required under any governmental law or regulation (or any judicial interpretation thereof) that was not applicable to the Building as of the date of this Lease, and of the acquisition and installation of any device or equipment designed to improve the operating efficiency of any system within the Building or which is acquired to improve the safety of the Building or Project;~~
~~vii.            All services, supplies, repairs, replacements or other expenses directly and reasonably associated with servicing, maintaining, managing and operating the Building, including, but not limited to the lobby, vehicular and pedestrian traffic areas and other common use areas;~~
~~viii.            Wages and salaries of Landlord's employees (not above the level of Building manager) engaged in the maintenance, operation, repair and services of the Building, including taxes, insurance and customary fringe benefits;~~
~~ix.            Legal and accounting costs;~~

~~x.            Costs to maintain and repair the Building and Property;~~
~~xi.            Landscaping and security costs unless Landlord hires a third party to provide such services pursuant to a service contract and the cost of that service contract is already included in Operating Expenses as described above;~~
~~xii.            The Building's allocated share (as reasonably be determined by Landlord) of certain expenses which are incurred on a Project-wide basis including, without limitation, costs in connection with (i) landscaping, (ii) utility and road repairs, (iii) security, (iv) signage installation, replacement and repair and (v) taxes or assessments which are not assessed against a particular building or the parcel on which it is located.  If the Property is covered by a declaration and/or an owners association and costs of the type described above are allocated to the Building by way of dues or costs charged or assessed under that declaration or by that association, those charges or dues shall be included in the Operating Expenses.~~
~~c.            Landlord shall, on or before the Commencement Date and on or before December 20 of each calendar year, provide Tenant a statement of the estimated monthly installments of Tenant's Share of excess Operating Expenses increases which will be due for the remainder of the calendar year in which the Rent Commencement Date occurs or for the upcoming calendar year, as the case may be.  In the event Landlord has not provided Tenant with such statement prior to January 1 of any calendar year, Tenant shall continue to pay Tenant's share of excess Operating Expenses in the same amount as the previous calendar year, unless and until Landlord provides a statement of estimated monthly installments for the current calendar year.  As soon as practicable after December 31 of each calendar year during the Term of this Lease, Landlord shall furnish to Tenant an itemized statement of the Operating Expenses within the Building for the calendar year then ended.  Upon reasonable prior written request given not later than thirty (30) days following the date Landlord's statement is delivered to Tenant, Landlord will provide Tenant detailed documentation to support the itemized statement.  If Tenant does not notify Landlord of any objection to Landlord's itemized statement within thirty (30) days of Landlord's delivery thereof, Tenant shall be deemed to have accepted such statement as true and correct and shall be deemed to have waived any right to dispute the excess Operating Expenses due pursuant to that statement.~~
~~Tenant shall pay to Landlord, together with its monthly payment of Base Rent as provided in Section 0 and 5 hereinabove, as Additional Rent hereunder, the estimated monthly installment of Tenant's Share of the excess Operating Expenses for the calendar year in question.  At the end of any calendar year if Tenant has paid to Landlord an amount in excess of Tenant's Share of excess Operating Expenses for such calendar year, Landlord shall reimburse to Tenant any such excess amount (or shall apply any such excess amount to any amount then owing to Landlord hereunder, and if none, to the next due installment or installments of Additional Rent due hereunder, at the option of Landlord).  At the end of any calendar year if Tenant has paid to Landlord less than Tenant's Share of excess Operating Expenses for such calendar year, Tenant shall pay to Landlord any such deficiency within thirty (30) days after Tenant receives the annual statement.~~
~~For the calendar year in which this Lease terminates, and is not extended or renewed, the provisions of this Section shall apply, but Tenant's Share for such calendar year shall be subject to a pro rata adjustment based upon the number of days prior to the expiration of the Term of this Lease.  Tenant shall make monthly estimated payments of the prorata portion of Tenant's Share for such calendar year (in the manner provided above) and when the actual prorated Tenant's Share for such calendar year is determined Landlord shall send a statement to Tenant and if such statement reveals that Tenant's estimated payments for the prorated Tenant's Share for such calendar year exceeded the actual prorated Tenant's Share for such calendar year, Landlord shall include a check for that amount along with the statement.  If the statement reveals that Tenant's estimated payments for the prorated Tenant's Share for such calendar year were less than the actual prorated Tenant's Share for such calendar year, Tenant shall pay the shortfall to Landlord within thirty (30) days of the date Tenant receives Landlord's statement.~~
~~If the Building is less than one hundred percent (100%) occupied during any calendar year of the Term, then the actual Operating Expenses for the calendar year in question shall be increased to the amount of Operating Expenses which Landlord reasonably determines would have been incurred during that calendar year if the Building had been fully occupied throughout such calendar year.  If the provisions of this subsection are applied in any calendar year the Base Year Amount shall likewise be adjusted for the calendar year on which it is based.~~

~~10.~~	[Building Allowance and Tenant Finishes~~:~~ (There is no TA since the space is complete)
~~a.            Landlord will provide to non-incubator tenants only in newly constructed and previously unoccupied spaces an allowance ("~~Allowance~~") of $________ per rentable square foot contained within the Premises to be applied to the cost of the Work described in~~ Exhibit C~~.  Landlord shall perform such work within the Premises.  Tenant and Landlord agree that all costs of the Work in excess of such Allowance shall be paid by Tenant in accordance with the Work Letter.  Should Tenant fail to pay for such excess costs when due as herein provided, such amount due shall accrue interest at the rate of one and one-half (1.5%) percent per month or fraction thereof from the date such payment is due until paid (Annual Percentage Rate - 18%) and the failure to pay such amount when due shall be a default, subject to the provisions of Section 14.~~
~~b.            The Work Letter attached hereto as~~ Exhibit C ~~is hereby made a part of this Lease, and its provisions shall control in the event of a conflict with the provisions contained in this Lease.]~~
11.	Use of Premises.
Tenant shall use and occupy the Premises for general office purposes of a type customary for first-class office buildings or for laboratory purposes for designated wet or dry laboratories for laboratory purposes of a type customary for first-class scientific laboratory buildings and for no other purpose.  The Premises shall not be used for any illegal purpose, nor in violation of any valid regulation of any governmental body, nor in any manner to create any nuisance or trespass, nor in any manner to vitiate the insurance or increase the rate of insurance on the Premises or the Building, nor in any manner inconsistent with the first-class nature of the Building.  If, by reason of acts of Tenant, there is any increase in rate of such insurance on the Building or contents created by Tenant's acts or conduct of business, then Tenant hereby agrees to pay such increase.
12.	Rules and Regulations.
The Building rules and regulations, annexed hereto, and all reasonable rules and regulations which Landlord may hereafter, from time to time, adopt and promulgate for the government and management of said Building, are hereby made a part of this Lease and shall, during the said term, be observed and performed by Tenant, his agents, employees and invitees.
13.	Default.
If Tenant shall default in the payment of Rent herein reserved when due and fails to cure such default within five (5) business days after written notice of such default is given to Tenant by Landlord (such notice shall only be required twice per year); or if Tenant shall be in default in performing any of the terms or provisions of this Lease other than the provisions requiring the payment of Rent, and fails to cure such default within thirty (30) days after written notice of such default is given to Tenant by Landlord or, if such default cannot be cured within thirty (30) days, Tenant shall not be in default if Tenant promptly commences and diligently proceeds the cure to completion as soon as possible and in all events within ninety (90) days; or if Tenant is adjudicated a bankrupt; or if a permanent receiver is appointed for Tenant's Property and such receiver is not removed within sixty (60) days after written notice from Landlord to Tenant to obtain such removal; or if, whether voluntarily or involuntarily, Tenant takes advantage of any debtor relief proceedings under any present or future law, whereby the Rent or any part thereof, is, or is proposed to be, reduced or payment thereof deferred; or if Tenant's effects should be levied  upon or attached and such levy or attachment is not satisfied or dissolved within thirty (30) days after written notice from Landlord to Tenant to obtain satisfaction thereof; or, if Tenant is an individual, in the event of the death of the individual and the failure of the executor, administrator or personal representative of the estate of the deceased individual to have assigned the Lease within three (3) months after the death to an assignee approved by Landlord; then, and in any of said events, Landlord, at its option, may exercise any or all of the remedies set forth in Section 14 below.

14.	Remedies.
Upon the occurrence of any default set forth in Section 13 above which is not cured by Tenant within the applicable cure period provided therein, if any, Landlord may exercise all or any of the following remedies:
a.            terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date specified in such notice and all rights of Tenant under this Lease shall expire and terminate as of such date, Tenant shall remain liable for all obligations under this Lease up to the date of such termination and Tenant shall surrender the Premises to Landlord on the date specified in such notice, and if Tenant fails to so surrender, Landlord shall have the right, without notice, to enter upon and take possession of the Premises and to expel and remove Tenant and its effects without being liable for prosecution or any claim of damages therefor;
b.            terminate this Lease as provided in the immediately preceding subsection and recover from Tenant all damages Landlord may incur by reason of Tenant's default, including without limitation, the then present value of (i) the total Rent which would have been payable hereunder by Tenant for the period beginning with the day following the date of such termination and ending with the Expiration Date of the term as originally scheduled hereunder, minus (ii) the aggregate reasonable rental value of the Premises for the same period (as determined by a real estate broker licensed in Mississippi, who has at least ten (10) years experience, immediately prior to the date in question evaluating commercial office space, taking into account all relevant factors including, without limitation, the length of the remaining Term, the then current market conditions in the general area, the likelihood of reletting for a period equal to the remainder of the Term, net effective rates then being obtained by landlords for similar type space in similar buildings in the general area, vacancy levels in the general area, current levels of new construction in the general area and how that would affect vacancy and rental rates during the period equal to the remainder of the Term and inflation), plus (iii) the costs of recovering the Premises, and all other expenses incurred by Landlord due to Tenant's default, including, without limitation, reasonable attorneys' fees, plus (iv) the unpaid Rent earned as of the date of termination, plus interest, all of which sum shall be immediately due and payable by Tenant to Landlord;
c.            without terminating this Lease, and without notice to Tenant, Landlord may in its own name, but as agent for Tenant enter into and take possession of the Premises and re-let the Premises, or a portion thereof, as agent of Tenant, upon any terms and conditions as Landlord may deem necessary or desirable (Landlord shall have no obligation to attempt to re-let the Premises or any part thereof.  Upon any such re-letting, all rentals received by Landlord from such re-letting shall be applied first to the costs incurred by Landlord in accomplishing any such re-letting, and thereafter shall be applied to the Rent owed by Tenant to Landlord during the remainder of the term of this Lease and Tenant shall pay any deficiency between the remaining Rent due hereunder and the amount received by such re-letting as and when due hereunder;
d.            allow the Premises to remain unoccupied and collect Rent from Tenant as it becomes due; or
e.            pursue such other remedies as are available at law or in equity.
15.	Services.
Building services will generally be available at all times, but Landlord shall provide maintenance of Building utilities and systems during the normal business hours except as noted:
a.            Elevator service for passenger and delivery needs;
b.            Air conditioning sufficient to cool the Premises and heat sufficient to warm the Premises to maintain, in Landlord's reasonable judgment, comfortable temperatures in the Premises, subject to governmental regulations and then existing Building capacities;
c.            Hot and cold running water for all restrooms and lavatories;

d.            Janitorial service at times established by the Landlord for the Building in keeping with the standards generally maintained in similar office buildings in the Oxford, Mississippi area; and to include soap, paper towels, and toilet tissue for public restrooms;
e.            Electrical and mechanical maintenance services are provided Monday through Friday;
f.            Electric power for lighting and outlets not in excess of a total of 3 watts per useable square foot of the Premises at 100% connected load, subject to governmental regulations and then existing Building capacities;
g.            Replacement of Building standard lamps and ballasts as needed;
h.            Repairs and maintenance as described in Section 1 of the Supplemental Conditions of this Lease; and;
i.            General management, including supervision, inspections, recordkeeping, accounting, leasing and related management functions.
Tenant shall have no right to any services in excess of those provided herein.  If Tenant uses services in an amount or for a period in excess of that provided for herein, then Landlord reserves the right to: (i) charge Tenant as Additional Rent hereunder a reasonable sum as reimbursement for the direct cost of such added services (plus a reasonable administrative charge with respect thereto); (ii) charge Tenant for the cost of any additional equipment or facilities or modifications thereto necessary to provide the additional services; and/or (iii) to discontinue providing such excess services to Tenant;
Landlord shall not be liable for any damages directly or indirectly resulting from the interruption in any of the services described above, nor shall any such interruption entitle Tenant to any abatement of Rent or any right to terminate this Lease.  Landlord shall use all reasonable efforts to furnish uninterrupted services as required above;
16.	Parking.
No rights to specific parking spaces are granted under this Lease.  Landlord reserves the right to build improvements upon, reduce the size of, relocate, reconfigure, eliminate, and/or make alterations or additions to such parking facilities at any time.  Landlord may designate visitor parking spaces.  The parking lot and vehicle use are subject to the most recently issued University of Mississippi Parking and Traffic Rules and Regulations.  All issues pertaining to vehicle registration and fees must be directed to the University Police and Campus Safety Department Parking Services Office ("Parking Services").  Parking Services may impose fines for Tenant or Tenant's employees parking in visitor parking spaces.  Landlord can impose fines for parking fees not paid by Tenant to Parking Services.  Tenant must obtain prior written approval from the Landlord and agree to pay any assigned and reasonable fees to consume electric power from the parking lot plug-in power poles.
17.	Entire Agreement; Special Stipulations and Supplemental Conditions.
This Lease, including the recitals, the Special Stipulations and the Supplemental Conditions, attached hereto as Exhibit D and E respectively, which sections are hereby incorporated herein and made a part hereof by this reference, contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.  The Special Stipulations are modifications to the terms of this Lease and such Special Stipulations shall control in the event of any conflict with the other provisions of this Lease or any exhibits hereto.

18.	Notices.
Any notice which is required or permitted to be given by either party under this Lease shall be in writing and must be given only by certified mail, return receipt requested, by hand delivery or by nationally recognized overnight courier service at the addresses set forth below.  Any such notice shall be deemed given on the date sent or deposited for delivery in accordance with one of the permitted methods described above.  The time period for responding to any such notice shall begin on the date the notice is actually received, but refusal to accept delivery or inability to accomplish delivery because the party can no longer be found at the then current notice address, shall be deemed receipt.  Either party may change its notice address by notice to the other party in accordance with the terms of this Section.  The following are the initial notice addresses for each party:
Landlord's Notice Address: Insight Park 850 Insight Park Avenue University, MS 38677 Attention: Director Telephone Number: (662) 915-2526 Facsimile Number: (662) 915-2339	Tenant's Notice Address: Nemus 16440 Bake Parkway Suite 150 Irvine, CA 92618 Attention: Mr. Reg Lapham

19.     Use of Communications Resources
Tenants who connect to Insight Park data or other telecommunications resources are responsible for the transmissions they generate on those networks. Insight Park may monitor transmissions on these networks and, at Insight Park's discretion, deny clients access to the networks if Tenants are found to be generating illegal, harmful or nuisance transmissions. If Insight Park denies a Tenant access to a network, it shall be the responsibility of the Tenant to locate the source of the offending transmission and demonstrate that reasonable steps have been undertaken to ensure cessation of the offending transmissions. After the source of the offending transmissions has been located and the transmissions cease, Insight Park may, at their discretion, grant Tenants access to the appropriate networks.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties herein have entered into this Lease the day and year first above written.
LANDLORD: UNIVERSITY OF MISSISSIPPI RESEARCH FOUNDATION, INC., an Mississippi non-profit corporation By:___________________________ Name:Insight Park Its:Assistant Director
TENANT: NEMUS By:___________________________ Name:Nemus Its:_President___________________________

EXHIBIT A
Legal Description of Property
Legal Description of South Property
Description: A tract of land being a fraction of the South Half (S 1/2) of Section 30, the Southwest Quarter (SW 1/4) of Section 29, and the Northeast Quarter (NE 1/4) of Section 31, Township 8 South, Range 3 West, Lafayette County, Mississippi; and being described in more detail as follows:
Commencing from a 1" square iron tube found marking the Northeast Corner of the Southeast Quarter (SE 1/4) of Section 30, Township 8 South, Range 3 West, Lafayette County, Mississippi; run thence South 00°20'54" East along the east line of said section for a distance of 1,548.89 feet to a concrete monument found at a fence corner marking the Southeast Corner of Hathorn's University Hills Subdivision, said monument being the point of beginning of this description; run thence South 00°20'54" East continuing along said Section line and a wire fence for a distance of 39.49 feet to a concrete monument found; run thence South 51°38'58" East leaving said Section line and end of fence for a distance of 100.00 feet to a 1/2" rebar set at the beginning of a circular curve to the left; run thence along said curve having an arc length of 1,270.77, a chord bearing of South 34°15'34" West, a chord length of 1,269.69 feet, and a radius of 8,898.25 feet to a 1/ 2" rebar set; run thence Due West  for a distance of 1,742.47 feet to a 1/2" rebar set; run thence Due North for a distance of 610.00 feet to a 1/2" rebar set; run thence North 46°35'59" West for a distance of 1,278.97 feet to a 1/2" rebar set; run thence Due North for a distance of 960.02 feet to a 1/2" rebar set on the South right-of-way line of Mississippi State Highway Number 6, said rebar being 125.00 feet right of and perpendicular to centerline median station number 166+08.41; run thence South 89°59'24" East along said South right-of-way line and partially near a wire fence for a distance of 1,800.00 feet to a concrete monument found at the Northwest corner of aforementioned Hathorn's University Hills Subdivision, said monument being 125.00 right of and perpendicular to centerline median station number 184+08.41, passing through a right-of-way marker found on line 1,408.41 back; said marker being 125.00 feet right of and perpendicular to centerline median station number 170+00.00; run thence South 00°27'38" East leaving said right-of way line and along the West line of said Subdivision, partially near a wire fence  for a distance of 1,298.18 feet to a concrete monument found at a fence corner marking the Southwest Corner of said Subdivision; run thence North 89°58'38" East along the South line of said Subdivision and along and near said wire fence for a distance of 1,497.39 feet  the point of beginning of the herein described tract of land. Said tract contains 111.68 acres, more or less.
Legal Description of North Property
Description: A tract of land being a fraction of the Northeast Quarter ( NE 1/4 ) of Section 30, Township 8 South, Range 3 West, Lafayette County, Mississippi, and being described in more detail as follows:
Commencing from a 1" square iron tube found marking the Southeast Corner of the Northeast Quarter ( NE 1/4 ) of Section 30, Township 8 South, Range 3 West, run thence South 89°54'37" West for a distance of 898.13 feet to a 1/2" rebar set on the North right of way line of Mississippi State Highway No. 6, said rebar being 125.00 feet left of and perpendicular to the centerline median plan station number 190+10.44, said rebar also being the Point of Beginning of this description; Run thence North 89°59'32" West along said North right of way line and near a fence line for a distance of 1,764.21 feet to a 1/2" rebar set, said rebar being 125.00 feet left of and perpendicular to centerline median plan station number 172+46.24; run thence North 00°23'38" East leaving said right of way line for a distance of 355.70 feet to a 1/2" rebar set, passing through a concrete monument found on line 355.03 feet back; run thence to and along a chain link fence line as follows: South 71°13'14" East for a distance of 253.12 feet to a 2 1/2" metal fence corner post found, passing through the beginning of said fence line 235.48 feet back; run thence North 77°25'06" East for a distance of 357.52 feet to a 3" angle iron fence corner post found; run thence North 00°33'34" East for a distance of 54.77 to a 1/2" rebar set; run thence North 28°08'45" East leaving said fence line for a distance of 45.67 feet to a 3" metal fence corner post found on another chain link fence line; run thence North 00°03'26" East along said fence line for a distance of 103.05 feet to a 1/2" rebar set; run thence South 82°48'18" East leaving said fence line for a distance of 457.38 to a 1/2" rebar set; run thence Due East for a distance of 179.22 feet to a 1/2" rebar set; run thence North 61°01'12" East for a distance of 199.57 feet to a 1/2" rebar set; run thence North 02°35'34" East for a distance of 249.82 feet to a 1/2" rebar set; run thence South 83°23'23" East for a distance of 92.02 feet to a 1/2" rebar set on the west side of Hathorn Road; run thence along the westerly and southerly side of Hathorn Road as follows: South 25°13'49" East for a distance of 79.55 feet to a 1/2" rebar set, said rebar being at the beginning of a circular curve to the left; run thence along said circular curve having a radius of 313.00 feet, an arc length of 281.15 feet, a chord bearing of South 48°07'39" East, and a Chord Length of 271.79 feet to a 1/2" rebar set; run thence South 75°22'51" East for a distance of 74.80 feet to a 1/2" rebar set; run thence South 12°56'24" West for a distance of 303.34 feet to a 1/2" rebar set; run thence South 00°00'28" West for a distance of 260.89 feet to the point of beginning of this description. Said tract contains 19.92 acres, more or less.

      Less and Except
Tract 1 Description: A tract of land being a fraction of the Northeast Quarter ( NE 1/4 ) of Section 30, Township 8 South, Range 3 West, Lafayette County, Mississippi, and being described in more detail as follows:

Commencing from a 1" square iron tube found marking the Southeast Corner of the Northeast Quarter ( NE 1/4 ) of Section 30, Township 8 South, Range 3 West, run thence North 84°37'49" West for a distance of 1,868.15 feet to a 1/2" rebar set; said rebar being the point of beginning of this description; run thence North 02°09'29" West for a distance of 145.83 feet to a 1/2" rebar set; run thence North 87°50'31" East for a distance of 116.67 feet to a 1/2" rebar found; run thence South 02°09'29" East for a distance of 145.83 feet to a 1/2" rebar set;  run thence South 87°50'31" West for a distance of 116.67 feet to the point of beginning of this Description. Said tract contains 0.39 acre, more or less.
also Less and Except
Tract 2 Description: A tract of land being a fraction of the Northeast Quarter ( NE 1/4 ) of Section 30, Township 8 South, Range 3 West, Lafayette County, Mississippi, and being described in more detail as follows:
Commencing from a 1" square iron tube found marking the Southeast Corner of the Northeast Quarter ( NE 1/4 ) of Section 30, Township 8 South, Range 3 West, run thence North 84°37'49" West for a distance of 1,868.15 feet to a 1/2" rebar set; said rebar being the point of beginning of this description; run thence South 87°50'31" West for a distance of 113.33 feet to a 1/2" rebar found; run thence North 02°09'29" West for a distance of 150.00 feet to a 1/2" rebar set; run thence North 87°50'31" East for a distance of 230.00 feet to a PK nail set in a paved road; run thence South 02°09'29" East for a distance of 4.17 feet to a 1/2" rebar found; run thence South 87°50'31" West for a distance of 116.67 feet to a 1/2" rebar set; run thence South 02°09'29" East for a distance of 145.83 feet to the point of beginning of this Description. Said tract contains 0.40 acre, more or less.

EXHIBIT B
Legal Description of Parcel 1 on the North Property

EXHIBIT B-1
PREMISES

[ATTACH FLOOR PLAN SHOWING PREMISES BY DIAGONAL LINES]
First Floor Plan

Second Floor Plan

EXHIBIT C
(WORK LETTER)
[CONFIRM ANY CONSTRUCTION MANAGEMENT FEE TO BE PAID FROM ALLOWANCE, IF APPLICABLE]

EXHIBIT D
ACKNOWLEDGMENT, ACCEPTANCE AND AMENDMENT
Insight Park, The Innovation Hub
NEMUS
Tenant hereby acknowledges that the Premises demised pursuant to the Lease to which this Exhibit is attached (the "Lease"), and all tenant finish items to be completed by the Landlord, or Landlord's contractors, have been satisfactorily completed in every respect, except for the punch list items set forth below, and Tenant hereby accepts said Premises as substantially complete and ready for the uses intended as set forth in the Lease.  Landlord shall complete the punch list items, if any, as soon as is reasonably possible.  Possession of the Premises is hereby delivered to Tenant, and any damages to walls, ceilings, floors or existing work, except for any damages caused by Landlord or Landlord's contractors in completing any punch list items, shall be the sole responsibility of Tenant.
If any improvements or tenant finishes are to be constructed or installed by Tenant or Tenant's contractors, as previously approved by Landlord, Tenant hereby agrees to indemnify and hold harmless Landlord from and against any claims, demands, loss or damage Landlord may suffer or sustain as a result of such work by Tenant or Tenant's contractors, including, without limitation, any claim of lien which may be filed against the Premises or Landlord's Property as a result of such work by Tenant's contractors or representatives.  In the event any such claim of lien is filed against Landlord's Property by any contractor, laborer or materialman performing work on the Premises at Tenant's direction, Tenant agrees to cause such lien to be discharged, by payment of the claim or bond, within ten (10) days of receipt of demand by Landlord.
Tenant and Landlord hereby further acknowledge and agree as follows:
1.            The Lease Commencement Date (as defined in the Lease) is September 1, 2014, Rent Commencement Date (as defined in the Lease) is October 1, 2014, and the Lease Expiration Date (as defined in the Lease) is December 31, 2017
2.            The exact rentable square feet contained within the Premises is 3415 square feet.
3.            Tenant's Share is 3415.
a.	The initial Base Rent payable under the Lease is $9,000/mo. and will commence on October 1, 2014.
4.            Tenant intends to occupy the Premises on October 1, 2014.
5.            Keycards and/or keys to the Premises will be arranged for Tenant.
a.	The following punch list items are all that remain to be completed by Landlord or Landlord's contractor. We agree to pay 50% of the cost associated with the modifications to the suite.
Security cameras installed
Alarm system installed
Deadbolt locks installed and new locks with unique master key

[unless something is inserted above, the parties agree that no punch list items remain to be completed]

6.            This Acknowledgment, Acceptance and Amendment, when executed by Landlord and Tenant, shall be attached to and shall become a part of the Lease.  If any provision contained herein conflicts with any provision of the Lease, the provisions hereof shall supersede and control, and the Lease shall be deemed modified and amended to conform with the provisions hereof.
7.            Other agreements or modifications:
Tenant to procure and handle installation of freezer and the required safe for lockup.
 [unless something is inserted above, the parties agree that there are no other agreements or modifications]
IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands and seals, this 1st day of September, 2014.
TENANT: NEMUS By: _______________________________________ Name:Nemus Its: President	LANDLORD: UNIVERSITY OF MISSISSIPPI RESEARCH FOUNDATION, INC., a Mississippi non-profit corporation By: _______________________ Name: Insight Park Its: Assistant Director

EXHIBIT E
SPECIAL STIPULATIONS

Insight Park, Building ___

EXHIBIT F
SUPPLEMENTAL LEASE CONDITIONS
1.            Repairs By Landlord.  Tenant, by taking possession of the Premises, shall accept and shall be held to have accepted the Premises as suitable for the use intended by this Lease.  Landlord shall not be required, after possession of the Premises has been delivered to Tenant, to make any repairs or improvements to the Premises, except as set forth in this Lease.  Except for damage caused by casualty and condemnation (which shall be governed by Sections 12 and 16 of these Supplemental Conditions), and subject to normal wear and tear, Landlord shall maintain in good repair the exterior walls, roof, common areas, foundation, structural portions and the Building's mechanical, electrical, plumbing and HVAC systems (but not any special or supplemental systems installed by or on behalf of Tenant), provided such repairs are not occasioned by Tenant, Tenant's invitees or anyone in the employ or control of Tenant.
2.            Repairs By Tenant.  Except as described in Section 1 above, Tenant shall, at its own cost and expense, maintain the Premises in good repair and in a neat and clean, first-class condition, including making all necessary repairs and replacements.  Tenant shall further, at its own cost and expense, repair or restore any damage or injury to all or any part of the Building caused by Tenant or Tenant's agents, employees, invitees, licensees, visitors or contractors, including but not limited to any repairs or replacements necessitated by (i) the construction or installation of improvements to the Premises by or on behalf of Tenant, or (ii) the moving of any Property into or out of the Premises.  If Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, make the repairs and replacements and the costs of such repair or replacements shall be charged to Tenant as Additional Rent and shall become due and payable by Tenant with the monthly installment of Base Rent next due hereunder. Further, Tenant agrees:
a.            that it will not commit or allow any waste or damage to be committed on any portion of the Premises, and shall, at the termination of this Lease by lapse of time or otherwise, return the Premises to Landlord in as good condition as such Premises were in on the Rent Commencement Date, ordinary wear and tear excepted, and upon termination of this Lease, Landlord shall have the right to re-enter and resume possession of the Premises;
b.            that any special wiring installed for or by Tenant, including, but not limited to, cable and conduits, shall be removed at Tenant's expense within seven (7) days of the expiration of this Lease, but only if such removal is requested by Landlord;
c.            that any improvements, including, but not limited to wall coverings, floor coverings or carpet, paneling, doors and hardware or cabinetry are made to the Premises at Tenant's expense or under any agreement with Tenant whereby Tenant is given an allowance or rent reduction in exchange for Landlord's agreement to install or allow to be installed lease improvements shall become the property of Landlord.  Landlord shall determine whether any or all improvements shall be removed at the expense of the Tenant and part or all of the space is restored to its original pre-improvement condition;
d.            that Tenant shall not lay linoleum, tile, carpet or any other floor covering without Landlord's prior written approval. The expense of repairing any damage resulting from a violation of this rule or the removal of any floor covering shall be borne by Tenant;
e.            that all wallpaper or vinyl fabric materials which Tenant may install on painted walls shall be applied with a strippable adhesive.  The use of non-strippable adhesives will cause damage to the walls when materials are removed, and repairs made necessary thereby shall be made by Landlord at Tenant's expense;
f.            that if Tenant requires telegraphic, telephonic, burglar alarm or similar services, it shall first obtain, and comply with, Landlord's instruction with respect to their installation; and
g.            that Tenant will be responsible for any damage to the Premises, including carpeting and flooring, as a result of:  rust or corrosion of file cabinets, roller chairs, metal objects, or spills of any type of liquid.

3.            Alterations and Improvements.  Except for minor, decorative alterations which do not affect the Building structure or systems, are not visible from outside the Premises and do not cost in excess of $10,000.00 in the aggregate, Tenant shall not make or allow to be made any alterations, physical additions or improvements in or to the Premises without first obtaining in writing Landlord's written consent for such alterations or additions, which consent may be granted or withheld in the sole, unfettered discretion of Landlord (if the alterations will affect the Building structure or systems or will be visible from outside the Premises), but which consent shall not be unreasonably withheld (if the alterations will not affect the Building structure or systems and will not be visible from outside the Premises).  Upon Landlord's request, Tenant will furnish Landlord plans and specifications for any proposed alterations, additions or improvements and shall reimburse Landlord for its reasonable cost to review such plans.  Any alterations, physical additions or improvements shall at once become the property of Landlord; provided, however, Landlord, at its option, may require Tenant to remove any alterations, additions or improvements (and/or any cabling installed by or on behalf of Tenant) in order to restore the Premises to the condition existing on the Commencement Date.  All costs of any such alterations, additions or improvements shall be borne by Tenant.  All alterations, additions or improvements must be made in a good, first-class, workmanlike manner and in a manner that does not disturb other tenants (i.e., any loud work must be performed during non-business hours) and Tenant must maintain appropriate liability and builder's risk insurance throughout the construction.  Tenant does hereby indemnify and hold Landlord harmless from and against all claims for damages or death of persons or damage or destruction of property arising out of the performance of any such alterations, additions or improvements made by or on behalf of Tenant.  Under no circumstances shall Landlord be required to pay, during the Term of this Lease and any extensions or renewals thereof, any ad valorem or Property tax on such alterations, additions or improvements, Tenant hereby covenanting to pay all such taxes when they become due.  In the event any alterations, additions, improvements or repairs are to be performed by contractors or workmen other than Landlord's contractors or workmen, any such contractors or workmen must first be approved, in writing, by Landlord.  Landlord agrees to assign to Tenant any rights it may have against the contractor of the Premises with respect to any work performed by said contractor in connection with improvements made by Landlord at the request of Tenant.
4.            Landlord's Failure to Give Possession.  Landlord shall not be liable for damages to Tenant for failure to deliver possession of the Premises to Tenant if such failure is due to no fault of Landlord, to the failure of any construction or remodeling of the Premises by Tenant to be completed or to the failure of any previous tenant to vacate the Premises.  Landlord will use commercially reasonable efforts to give possession to Tenant by the scheduled Commencement Date of the Term.  If Landlord's failure to do so is caused by the act of any previous tenant holding over, Landlord agrees to transfer to Tenant the right to prosecute in its own name any cause of action which Landlord may have against such tenant holding over, Tenant to hold for itself any recovery in such action, except for any amounts due Landlord as Rent hereunder.
5.            Acceptance and Waiver.  Landlord shall not be liable to Tenant, its agents, employees, guests or invitees (and, if Tenant is an entity, its officers, members, partners, managers, agents, employees, guests or invitees) for any damage caused to any of them due to the Building or any part or appurtenances thereof being improperly constructed or being or becoming out of repair, or arising from the leaking of gas, water, sewer or steam pipes, or from electricity, but Tenant, by moving into the Premises and taking possession thereof, shall accept, and shall be held to have accepted the Premises as suitable for the purposes for which the same are leased, and shall accept and shall be held to have accepted the Building and every appurtenances thereof, and Tenant by said act waives any and all defects therein; provided, however, that this Section shall not apply to any damages or injury directly caused by or resulting from the gross negligence or willful misconduct of Landlord.
6.            Signs.  A Building standard suite entry shall be installed on the door to the Premises or adjacent to the entry to the Premises as part of the Work and the cost thereof shall be paid out of the Allowance.  Otherwise, Tenant shall not paint or place signs, placards, or other advertisement of any character upon the windows or inside walls of the Premises except with the consent of Landlord which consent may be withheld by Landlord in its absolute discretion, and Tenant shall place no signs upon the outside walls, common areas or the roof of the Building.  Landlord shall have the right to remove any such sign, placard, picture, name, advertisement, or notice without notice to and at the expense of Tenant.  If Landlord shall have given such consent to Tenant at any time, whether before or after the execution of this Lease, such consent shall in no way operate as a waiver or release of any of the provisions hereof or of this Lease, and shall be deemed to relate only to the particular sign, placard, picture, name, advertisement or notice so consented to by Landlord and shall not be construed as dispensing with the necessity of obtaining the specific written consent of Landlord with respect to any other sign, placard, picture, name, advertisement or notice.  All approved signs shall be printed, painted, affixed and inscribed at the expense of Tenant by a person approved by Landlord.  All approved signs must be removed by Tenant upon vacating the Premises.

7.            Advertising.  Landlord may advertise the Premises as being "For Rent" at any time following a default by Tenant which remains uncured and at any time within one hundred eighty (180) days prior to the expiration, cancellation or termination of this Lease for any reason and during any such periods may exhibit the Premises to prospective tenants.
8.            Address.  Tenant shall use the address stated in this Lease only during its tenancy.  At such time that this Lease expires or is terminated, Tenant agrees to discontinue usage of the address on any printed materials.
9.            Removal of Fixtures.  If Tenant is not in default hereunder, Tenant may, prior to the expiration of the Term of this Lease, or any extension thereof, remove any trade fixtures and equipment which it has placed in the Premises which can be removed without significant damage to the Premises, provided Tenant repairs all damages to the Premises caused by such removal.
10.            Entering Premises.  Landlord may enter the Premises at reasonable hours provided that Landlord's entry shall not unreasonably interrupt Tenant's business operations and that prior oral or written notice is given when reasonably possible (and, if in the opinion of Landlord any emergency exists, at any time and without notice): (a) to make repairs, perform maintenance and provide other services described herein (no prior notice is required to provide routine services) which Landlord is obligated to make to the Premises or the Building pursuant to the terms of this Lease or to the other premises within the Building pursuant to the leases of other tenants; (b) to inspect the Premises to see that Tenant is complying with all of the terms and conditions of this Lease and with the rules and regulations hereof; (c) to remove from the Premises any articles or signs kept or exhibited therein in violation of the terms hereof; (d) to run pipes, conduits, ducts, wiring, cabling or any other mechanical, electrical, plumbing or HVAC equipment through the areas behind the walls, below the floors or above the drop ceilings; (e) to show the space to prospective tenants, and (f) to exercise any other right or perform any other obligation that Landlord has under this Lease.  Landlord shall be allowed to take all material into and upon the Premises that may be required to make any repairs, improvements and additions, or any alterations, without in any way being deemed or held guilty of trespass and without constituting a constructive eviction of Tenant.  The Rent reserved herein shall not abate while said repairs, alterations or additions are being made and Tenant shall not be entitled to maintain a set-off or counterclaim for damages against Landlord by reason of loss from interruption to the business of Tenant because of the prosecution of any such work.  All such repairs, decorations, additions and improvements shall be done during ordinary business hours, or, if any such work is at the request of Tenant to be done during any other hours, the Tenant shall pay all overtime and other extra costs.
11.            Indemnities.  Tenant does hereby indemnify and save harmless Landlord against all claims for damages to persons or property which are caused anywhere in the Building or on the Property by the negligence or willful misconduct of Tenant, its agents or employees or which occur in the Premises (or arise out of actions taking place in the Premises) unless such damage is caused by the negligence or willful misconduct of Landlord, its agents, or employees.  The indemnities contained herein do not override the waivers contained in Section 12 below.
12.            Tenant's Insurance; Waivers.
a.            Tenant further covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:
i.            Liability Insurance in the Commercial General Liability form (or reasonable equivalent thereto) covering the Premises and Tenant's use thereof against claims for personal injury or death, property damage and product liability occurring upon, in or about the Premises, such insurance to be written on an occurrence basis (not a claims made basis), to be in combined single limits amounts not less than $2,000,000 and to have general aggregate limits of not less than $4,000,000 for each policy year.  The insurance coverage required under this Section 12 (a)(i) shall, in addition, extend to any liability of Tenant arising out of the indemnities provided for in Section 11 of these Supplemental Conditions and, if necessary, the policy shall contain a contractual endorsement to that effect.  The general aggregate limits under the Commercial General Liability insurance policy or policies must apply separately to the Premises and to Tenant's use thereof (and not to any other location or use of Tenant) and, if necessary, such policy shall contain an endorsement to that effect.  Commercial General Liability insurance shall be written on ISO occurrence form CG00010196 (or a substitute form providing equal or better coverage).  The certificate of insurance evidencing the Commercial General Liability form of policy shall specify all endorsements required herein and shall specify on the face thereof that the limits of such policy apply separately to the Premises.

ii.            Boiler and machinery insurance in adequate amounts on all fired objects and other fired pressure vessels and systems serving the Premises (if any); and if the said objects and the damage that may be caused by them or result from them are not covered by Tenant's extended coverage insurance, then such insurance shall be in an amount not less than $250,000 and be issued on a replacement cost basis.
iii.            Commercial property insurance covering all of the items included in Tenant's leasehold improvements, heating, ventilating and air conditioning equipment maintained by Tenant, trade fixtures, merchandise and personal property from time to time in, on or upon the Premises, and alterations, additions or changes made by Tenant pursuant to Section 10 of the Lease, in an amount not less than one hundred percent (100%) of their full replacement value from time to time during the Term, providing protection against perils included within the ISO Special Causes of Loss Form insurance policy (or substitute form providing equal or better coverage), together with insurance against sprinkler damage, vandalism and malicious mischief.  Any policy proceeds from such insurance shall be held in trust by Tenant's insurance company for the repair, construction and restoration or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under Section 22 of these Supplemental Conditions.
iv.            Workers' Compensation and Employer's Liability insurance affording statutory coverage and containing statutory limits with the Employer's Liability portion thereof to have minimum limits of $500,000.00.
v.            Business Interruption Insurance equal to not less than fifty percent (50%) of the estimated annual gross earnings (as defined in the standard form of business interruption insurance policy) of Tenant generated from or through the Premises for its most recent fiscal year which insurance shall be issued on an "all risks" basis (or its equivalent).
~~vi.            Pollution liability coverage, if requested in writing by Landlord, with a limit of not less than $1,000,000 depending on Tenant's Permitted Use.~~
b.            All policies of the insurance provided for in this Section 12 shall be issued in form acceptable to Landlord by insurance companies with a rating and financial size of not less than A-X in the most current available "Best's Insurance Reports," and licensed to do business in Mississippi.  Each and every such policy:
i.            shall name Landlord as an additional insured (as well as any mortgagee of Landlord and any other party reasonably designated by Landlord) and the coverage in (ii) shall also name Landlord as loss payee with respect to all leasehold improvements and fixtures (other than Tenant's trade fixtures);
ii.            shall (and a certificate thereof shall be delivered to Landlord at or prior to the execution of the Lease) be delivered to each of Landlord and any such other parties in interest within thirty (30) days after delivery of possession of the Premises to Tenant and thereafter within thirty (30) days prior to the expiration of each such policy, and, as often as any such policy shall expire or terminate.  Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent;
iii.            shall contain a provision that the insurer will give to Landlord and such other parties in interest at least thirty (30) days notice in writing in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance; and;

iv.            shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry.
c.            the insurance provided for in this Section may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds, provided, however, that:
i.            Landlord and any other parties in interest from time to time designated by Landlord to Tenant shall be named as an additional insured thereunder as its interest may appear;
ii.            the coverage afforded Landlord and any such other parties in interest will not be reduced or diminished by reason of the use of such blanket policy of insurance;
iii.            any such policy or policies (except any covering the risks referred to in Section 12 (a)) shall specify therein (or Tenant shall furnish Landlord with a written statement from the insurers under such policy specifying) the amount of the total insurance allocated to the Tenant's improvements and property more specifically detailed in Section 12 (a)(iii); and;
iv.            the requirements set forth in Section 12 (b) are otherwise satisfied.
d.            Notwithstanding anything to the contrary set forth hereinabove, Landlord and Tenant do hereby waive any and all claims against one another for damage to or destruction of real or personal property to the extent such damage or destruction can be covered by ISO Causes of Loss - Special Form property insurance of the type described herein.  Each party shall also be responsible for the payment of any deductible amounts required to be paid under the applicable ISO Causes of Loss - Special Form fire and casualty insurance carried by the party whose property is damaged.  These waivers shall apply if the damage would have been covered by a customary ISO Causes of Loss - Special Form insurance policy, even if the party fails to obtain such coverage.  The intent of this provision is that each party shall look solely to its insurance with respect to property damage or destruction which can be covered by ISO Causes of Loss - Special Form insurance of the type described in Section 12 (a)(iii).  To further effectuate the provisions of this Section 12, Landlord and Tenant both agree to provide copies of this Lease (and in particular, these waivers) to their respective insurance carriers and to require such insurance carriers to waive all rights of subrogation against the other party with respect to property damage covered by the applicable ISO Causes of Loss - Special Form fire and casualty insurance policy.
13.            Governmental Requirements.  Tenant shall, at its own expense, promptly comply with all requirements of any legally constituted governmental or public authority made necessary by reason of Tenant's occupancy of the Premises, including, without limitation, the Americans with Disabilities Act.
14.            Abandonment of Premises.  Tenant agrees not to abandon or vacate the Premises during the Term of this Lease.  If Tenant does abandon or vacate the Premises for more than sixty (60) days, Landlord may terminate this Lease, by written notice to Tenant at any time prior to Tenant reoccupying the Premises, but such termination shall not entitle Landlord to pursue any other remedies unless an uncured Event of Default then exists, in which case Landlord may pursue any and all remedies provided by this Lease, at law or in equity.
15.            Assignment and Subletting.  Tenant may not, without the prior written consent of Landlord, which consent may be withheld by Landlord in its sole, unfettered discretion, assign this Lease or any interest hereunder, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant.  In the event that Tenant is a corporation or entity other than an individual, any transfer of a majority or controlling interest in Tenant (whether by stock transfer, merger, operation of law or otherwise) shall be considered an assignment for purposes of this paragraph and shall require Landlord's prior written consent.  Consent to one assignment or sublease shall not destroy or waive this provision, and all later assignments and subleases shall likewise be made only upon the prior written consent of Landlord.  Tenant shall reimburse Landlord for its legal and administrative costs in reviewing any such proposed assignment or sublease.  Subtenants or assignees shall become liable to Landlord for all obligations of Tenant hereunder, without relieving Tenant's liability hereunder and, in the event of any default by Tenant under this Lease, Landlord may, at its option, but without any obligation to do so, elect to treat such sublease or assignment as a direct Lease with Landlord and collect rent directly from the subtenant.  In addition, upon any request by Tenant for Landlord's consent to an assignment or sublease, Landlord may elect to terminate this Lease and recapture all of the Premises (in the event of an assignment request) or the applicable portion of the Premises (in the event of a subleasing request); provided, however, if Landlord notifies Tenant that Landlord elects to exercise this recapture right, Tenant may, within five (5) business days of its receipt of Landlord's notice, notify Landlord that Tenant withdraws its request to sublease or assign, in which case Tenant shall continue to lease all of the Premises, subject to the terms of this Lease and Landlord's recapture notice shall be null and void.  If Tenant desires to assign or sublease, Tenant must provide written notice to Landlord describing the proposed transaction in detail and providing all documentation (including detailed financial information for the proposed assignee or subtenant) reasonably necessary to let Landlord evaluate the proposed transaction.  Landlord shall notify Tenant within twenty (20) days of its receipt of such notice whether Landlord elects to exercise its recapture right and, if not, whether Landlord consents to the requested assignment or sublease.  If Landlord fails to respond within such twenty (20) day period, Landlord will be deemed not to have elected to recapture and not to have consented to the assignment or sublease.  If Landlord does consent to any assignment or sublease request and the assignee or subtenant pays to Tenant an amount in excess of the Rent due under this Lease (after deducting Tenant's reasonable, actual expenses in obtaining such assignment or sublease, amortized in equal monthly installments over the then remainder of the Term), Tenant shall pay 75% of such excess to Landlord as and when the monthly payments are received by Tenant.

16.            Destruction or Damage.
a.            If the Building or the Premises are totally destroyed by storm, fire, earthquake, or other casualty, or damaged to the extent that, in Landlord's reasonable opinion the damage cannot be restored within one hundred eighty (180) days of the date Landlord provides Tenant written notice of Landlord's reasonable estimate of the time necessary to restore the damage, or if the damage is not covered by standard ISO Causes of Loss - Special Form property insurance, or if the Landlord's lender requires that the insurance proceeds be applied to its loan, Landlord shall have the right to terminate this Lease effective as of the date of such destruction or damage by written notice to Tenant on or before thirty (30) days following Landlord's notice described in the next sentence and Rent shall be accounted for as between Landlord and Tenant as of that date.  Landlord shall provide Tenant with notice within sixty (60) days following the date of the damage of the estimated time needed to restore, whether the loss is covered by Landlord's insurance coverage and whether or not Landlord's lender requires the insurance proceeds be applied to its loan.
b.            If the Premises are damaged by any such casualty or casualties but Landlord is not entitled to or does not terminate this Lease as provided in subparagraph (a) above, this Lease shall remain in full force and effect, Landlord shall notify Tenant in writing within sixty (60) days of the date of the damage that the damage will be restored (and will include Landlord's good faith estimate of the date the restoration will be complete), in which case Rent shall abate as to any portion of the Premises which is not usable, and Landlord shall restore the Premises to substantially the same condition as before the damage occurred as soon as practicable, whereupon full Rent shall recommence.
c.            Notwithstanding anything to the contrary contained herein, Landlord shall have no obligation to restore any item that is Tenant's responsibility to insure under Section 12 of this Supplement (other than any leasehold improvements, which Landlord will restore in accordance with the foregoing, to the extent Landlord actually receives insurance proceeds from Tenant or Tenant's insurer to pay for such restoration), regardless of whether Tenant insures same, undertakes self insurance with respect to same or fails to maintain insurance with respect to same; Tenant shall bear the responsibility for prompt restoration of all such items.
17.            Storage.  If Landlord makes available to Tenant any storage space outside the Premises, anything stored therein shall be wholly at the risk of Tenant, and Landlord shall have no responsibility or liability for the items stored therein.
18.            Waste Disposal.  All normal trash and waste (i.e., waste that does not require special handling) shall be disposed of through the janitorial service.
19.            Surrender of Premises.  Whenever under the terms hereof Landlord is entitled to possession of the Premises, Tenant at once shall surrender the Premises and the keys or electronic card keys thereto to Landlord in the same condition as on the Rent Commencement Date hereof, natural wear and tear only excepted, and Tenant shall remove all of its personalty therefrom and shall, if directed to do so by Landlord, remove all improvements (and/or any cabling installed by or on behalf of Tenant) and restore the Premises to its original condition prior to the construction of any improvements which have been made therein by or on behalf of Tenant, including any improvements made prior to the Rent Commencement Date.  Landlord may forthwith re-enter the Premises and repossess itself thereof and remove all persons and effects therefrom, using such force as may be necessary without being guilty of forcible entry, detainer, trespass or other tort.  Tenant's obligation to observe or perform these covenants shall survive the expiration or other termination of the Term of this Lease.  If the last day of the Term of this Lease or any renewal falls on Saturday, Sunday or a legal holiday, this Lease shall expire on the business day immediately preceding.

20.            Environmental Provisions.
a.            The University of Mississippi has established policies, regulations and procedures for the purchase, receiving, use, storage, handling, shipping and disposal of hazardous materials. All activities that occur on the campus of the University of Mississippi using or involving biological, chemical, radiological materials or ionizing radiation producing devices, must adhere to all current and future university regulations, policies and procedures.
b.            Hazardous materials include any and all chemicals for which the manufacturer is required to produce and provide a material safety data sheet, any compound, product or mixture regulated by local, state, or federal laws or regulations, any and all materials that have the potential to cause harm to human health or to the environment, including novel compounds, any and all radioactive materials, isotopes, radiation generating devices, biological agent, infectious microorganism, animals, vertebrate or invertebrate, live or preserved, and any other, potentially hazardous agent or nonindigenous species of plant or animal that may or may not be currently regulated.
c.            The provisions set forth in this Article shall survive the termination of this Lease. If Tenant's transportation, storage, use or disposal of Hazardous or Toxic Materials on the Premises or the Property results in (i) contamination of the soil or surface or ground water; or  (ii) loss, damage or inconvenience to person(s) and/or property, then Tenant agrees to (i) notify Landlord and the University of Mississippi Health and Safety Officer immediately of any contamination, claim of contamination, loss or damage or inconvenience; (ii) after consultation and approval by Landlord and the University of Mississippi Health and Safety Officer, to clean up the contamination in full compliance with all applicable statutes, regulations and standards; and (iii) to indemnify, defend and hold harmless Landlord from and against any Claim arising from or connected with any such contamination, claim of contamination, loss, damage. Further, upon written notice from Landlord, Tenant shall immediately cease any activity that may cause any inconvenience to either Landlord or other tenants, or their agents, employees or invitees. In the event of a conflict of the provisions of this Section 20 with any other provision in this Lease, the provision in this Section 20 shall prevail.
21.            Cleaning Premises.  Upon vacating the Premises, Tenant agrees to return the Premises to Landlord broom clean and in the same condition when Tenant's possession commenced, natural wear and tear excepted, regardless of whether any Security Deposit (as defined in Section 8 of the Lease) has been forfeited.
22.            No Estate In Land.  This contract shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has only a usufruct, not subject to levy or sale, and not assignable by Tenant except with Landlord's consent.
23.            Cumulative Rights.  All rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative but not restrictive to those given by law.
24.            Damage or Theft of Personal Property.  All personal property brought into the Premises shall be at the risk of the Tenant only and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any acts of co-tenants, or other occupants of the Building, or any other person, except, with respect to damage to the Premises, as may be occasioned by the negligent or willful act of the Landlord, its employees and agents.

25.            Holding Over.  In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or of any renewal term, with Landlord's written consent, Tenant shall be a tenant at will and such tenancy shall be subject to all the provisions hereof, except that the monthly rental shall be at the higher of double the monthly Base Rent payable hereunder upon such expiration of the Term hereof, or of any renewal term, or up to double the then current fair market rental value of the Premises.   In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or any renewal term, without Landlord's written consent, Tenant shall be a tenant at sufferance and may be evicted by Landlord without any notice, but Tenant shall be obligated to pay rent for such period that Tenant holds over without written consent at the same rate provided in the previous sentence and shall also be liable for any and all other damages Landlord suffers as a result of such holdover including, without limitation, the loss of a prospective tenant for such space.  There shall be no renewal of this Lease by operation of law or otherwise.  Nothing in this Section shall be construed as a consent by Landlord for any holding over by Tenant after the expiration of the Term hereof, or any renewal term.
26.            Quiet Enjoyment.  Tenant, upon payment in full of the required Rent and full performance of the terms, conditions, covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises during the term hereof.  Landlord shall not be responsible for the acts or omissions of any other tenant, Tenant or third party that may interfere with Tenant's use and enjoyment of the Premises.
27.            Limitation of Liability.  Landlord's obligations and liability with respect to this Lease shall be limited solely to Landlord's interest in the Building, as such interest is constituted from time to time, and neither Landlord nor any partner of Landlord, or any officer, director, shareholder, or partner of any partner of Landlord, shall have any personal liability whatsoever with respect to this Lease.  No owner of the Property, whether or not named herein, shall have liability hereunder after it ceases to hold title to the Property.
28.            Submission of Agreement.  Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to acquire a right of entry.  This Lease is not binding or effective until execution by and delivery to both Landlord and Tenant.
29.            Authority.  If Tenant executes this Lease as a corporation, limited partnership, limited liability company or any other type of entity, each of the persons executing this Lease on behalf of Tenant does hereby personally represent and warrant that Tenant is a duly organized and validly existing corporation, limited partnership, limited liability company or other type of entity, that Tenant is qualified to do business in the State of Mississippi, that Tenant has full right, power and authority to enter into this Lease, and that each person signing on behalf of Tenant is authorized to do so.  In the event any such representation and warranty is false, all persons who execute this Lease shall be individually, jointly and severally, liable as Tenant. Upon Landlord's request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing representations and warranties.
30.            Relocation.  At any time or from time to time during the Term or any renewal thereof, Landlord shall have the unrestricted right to relocate Tenant from the Premises to any other office space in the Project.  Landlord shall provide Tenant at least ninety (90) days prior written notice of any such relocation and Landlord shall reimburse Tenant for all reasonable expenses incurred by Tenant in connection with such relocation including moving expenses, telecommunications and data cabling and hookup and the cost of a reasonable supply of replacement stationery.  Landlord shall, at its sole expense, renovate or construct improvements in the relocation space that are substantially similar to those in the Premises.  Following any such relocation, Landlord and Tenant shall enter into an amendment to this Lease to reflect that the Premises consists of the relocation space.  All other terms and conditions of the Lease shall remain unchanged following such relocation.
31.            Broker Disclosure (if applicable).  ________________, a real estate broker licensed in the State of Mississippi, has acted as agent for Tenant in this transaction and is to be paid a commission by ______________ pursuant to a separate agreement.  Landlord represents that it has dealt with no other broker other than the broker(s) identified herein.  Landlord agrees that, if any other broker makes a claim for a commission based upon the actions of Landlord, Landlord shall indemnify, defend and hold Tenant harmless from any such claim.  Tenant represents that it has dealt with no broker other than the broker(s) identified herein.  Tenant agrees that, if any other broker makes a claim for a commission based upon the actions of Tenant, Tenant shall indemnify, defend and hold Landlord and Landlord's broker harmless from any such claim.  Tenant will cause its broker to execute a customary lien waiver, adequate under Mississippi law, to extinguish any lien claims such broker may have in connection with this Lease.

32.            Mortgagee's Rights.
a.            Tenant agrees that this Lease shall be subject and subordinate (i) to any mortgage, deed to secure debt or other security interest now encumbering the Property and to all advances which may be hereafter made, to the full extent of all debts and charges secured thereby and to all renewals or extensions of any part thereof, and to any mortgage, deed to secure debt or other security interest which any owner of the Property may hereafter, at any time, elect to place on the Property; (ii) to any assignment of Landlord's interest in the leases and rents from the Building or Property which includes the Lease which now exists or which any owner of the Property may hereafter, at any time, elect to place on the Property; and (iii) to any Uniform Commercial Code Financing Statement covering the personal property rights of Landlord or any owner of the Property which now exists or any owner of the Property may hereafter, at any time, elect to place on the foregoing personal property (all of the foregoing instruments set forth in (i), (ii) and (iii) above being hereafter collectively referred to as "Security Documents").  Tenant agrees upon request of the holder of any Security Documents ("Holder") to hereafter execute any documents which the counsel for Landlord or Holder may deem necessary to evidence the subordination of the Lease to the Security Documents.  If Tenant fails to execute any such requested documents, Landlord or Holder is hereby empowered to execute such documents in the name of Tenant evidencing such subordination, as the act and deed of Tenant, and this authority is hereby declared to be coupled with an interest and not revocable.
b.            In the event of a foreclosure pursuant to any Security Documents, Tenant shall at the election of the Holder, thereafter remain bound pursuant to the terms of this Lease as if a new and identical Lease between the purchaser at such foreclosure ("Purchaser"), as landlord, and Tenant, as tenant, had been entered into for the remainder of the Term hereof and Tenant shall attorn to the Purchaser upon such foreclosure sale and shall recognize such Purchaser as the Landlord under the Lease.  Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto.  Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Landlord or of Holder, any instrument or certificate that may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment.
c.            If the Holder of any Security Document or the Purchaser upon the foreclosure of any of the Security Documents shall succeed to the interest of Landlord under the Lease, such Holder or Purchaser shall have the same remedies, by entry, action or otherwise for the non-performance of any agreement contained in the Lease, for the recovery of Rent or for any other default or event of default hereunder that Landlord had or would have had if any such Holder or Purchaser had not succeeded to the interest of Landlord.  Any such Holder or Purchaser which succeeds to the interest of Landlord hereunder, shall not be (a) liable for any act or omission of any prior Landlord (including Landlord); or (b) subject to any offsets or defenses which Tenant might have against any prior Landlord (including Landlord); or (c) bound by any Rent which Tenant might have paid for more than the current month to any prior Landlord (including Landlord); or (d) bound by any amendment or modification of the Lease made without its consent.
d.            Tenant hereby acknowledges that if the interest of Landlord hereunder is covered by an assignment of Landlord's interest in Lease, Tenant shall pay all Rent due and payable under the Lease directly to the Holder of the assignment of Landlord's interest in Lease upon notification of the exercise of the rights thereunder by the Holder thereof.
e.            Notwithstanding anything to the contrary set forth in this Section 32, the Holder of any Security Documents shall have the right, at any time, to elect to make this Lease superior and prior to its Security Document.  No documentation, other than written notice to Tenant, shall be required to evidence that the Lease has been made superior and prior to such Security Documents, but Tenant hereby agrees to execute any documents reasonably requested by Landlord or Holder to acknowledge that the Lease has been made superior and prior to the Security Documents.
33.            Tenant's Estoppel.  Tenant shall, from time to time, upon not less than ten (10) days prior written request by Landlord, execute, acknowledge and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Rent has been paid, that Tenant is not in default hereunder and has no offsets or defenses against Landlord under this Lease, whether or not to the best of Tenant's knowledge Landlord is in default hereunder (and if so, specifying the nature of the default), and other factual matters reasonably requested by Landlord, it being intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of Landlord's interest or by a mortgagee of Landlord's interest or assignee of any security deed upon Landlord's interest in the Premises.

34.            Employees.  Tenant agrees not to discriminate against any applicant or trainee or employee on the grounds of race, creed, color, political affiliation or belief, sex, national origin, sexual orientation, age or handicap (except where any of these is a bona fide occupational qualification), as required by Title VI and VII of eh Federal Civil Rights Act of 1964 Section 504 of the Rehabilitation Act of 1964.
35.            Attorney's Fees.  If Tenant fails to pay any Rent or other sum due and owing under this Lease, and such sum is thereafter collected by or through an attorney at law, then, in addition to such sums, Tenant shall also pay Landlord's reasonable attorneys' fees incurred in such collection.   Further, if Landlord exercises any of the remedies provided to Landlord under this Lease as a result of Tenant's failure to comply with its obligations, or if Landlord brings any action to enforce its rights under this Lease, Tenant shall be obligated to reimburse Landlord, on demand, for all costs and expenses, including reasonable attorneys' fees and court costs, incurred in connection therewith; provided, however that a recovery of attorneys' fees by Landlord against Tenant under this sentence shall include, but shall not duplicate, the recovery by Landlord against Tenant of its reasonable attorneys' fees and other reasonable costs of collection permitted under the first sentence of this Section.
36.            Force Majeure.  In the event of a strike, lockout, labor trouble, civil commotion, an act of God, or any other event beyond Landlord's control (a "force majeure event") which results in the Landlord being unable to timely perform its obligations hereunder to repair the Premises, provide services, or complete Work, if any (as may be provided in Exhibit C), so long as Landlord diligently proceeds to perform such obligations after the end of the force majeure event, Landlord shall not be in breach hereunder, this Lease shall not terminate, and Tenant's obligation to pay any Base Rent, additional rent, or any other charges and sums due and payable shall not be excused.
37.            Paragraph Titles; Severability.  The paragraph titles used herein are not to be considered a substantive part of this Lease, but merely descriptive aids to identify the paragraph to which they refer.  Use of the masculine gender includes the feminine and neuter, and vice versa, where necessary to impart contextual continuity.  If any paragraph or provision herein is held invalid by a court of competent jurisdiction, all other paragraphs or severable provisions of this Lease shall not be affected thereby, but shall remain in full force and effect.
38.            Negotiation.  This Lease has been negotiated "at arm's length" by Landlord and Tenant, each having the opportunity to be represented by legal counsel.  Therefore, this Lease shall not be more strictly construed against either party by reason of the fact that one party may have drafted this Lease.
39.            Construction of Agreement.  No failure of Landlord to exercise any power given Landlord hereunder, or to insist upon strict compliance by Tenant of his obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord's right to demand exact compliance with the terms hereof.  Time is of the essence of this Lease.
40.            Anti-Terrorism Representation.  Tenant is not, and shall not during the Term of the Lease become, a person or entity with whom Landlord is restricted from doing business with under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H. r. 3162, Public Law 107-56 (commonly known as the "USA Patriot Act") and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, "Anti-Terrorism Laws"), including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List (collectively, "Prohibited Persons").

To the best of its knowledge, Tenant is not currently engaged in any transactions or dealings, or otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises, the Building or the Property.  Tenant will not in the future during the Term of this Lease engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises, the Building or the Property.
Tenant's breach of any representation or covenant set forth in this Section 40 shall constitute a breach of this Lease on behalf of Tenant, entitling Landlord to any and all remedies hereunder, or at law or in equity.

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